Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of the 7th day of December, 2010, by and among Gulf United Energy, Inc., a Nevada corporation (“Company”), Gulf United Energy de Colombia Ltd., a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“BVI Sub”) and the individuals set forth on the signature page hereof (each an “Investor” and collectively, the “Investors”).

Recitals

A.           The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement debentures in the aggregate principal amount of $3,800,000 in the form attached hereto as Exhibit A (each a “Debenture” and collectively the “Debentures”), which shall be secured by the collateral pursuant to the security agreement in the form attached hereto as Exhibit B (the “Security Agreement”).

B.           In connection with entering into this Agreement and the Security Agreement and the sale of the Debentures, the Company will issue 1,000,000 shares of Common Stock (the “Shares”) for $200,000 of consideration pursuant to the stock purchase agreement in the form attached hereto as Exhibit C (the “Stock Purchase Agreement”).

C.           In connection with the execution of the Security Agreement, the Investors purchasing the Debentures hereunder shall enter into an intercreditor agreement, dated as of the date hereof, in the form attached hereto as Exhibit D (the “Intercreditor Agreement”).

D.           The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“ANH” means the National Hydrocarbon Agency of Colombia.

“Approvals” mean the Colombian Approval and the Korean Approval.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Houston, Texas are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.

“Closing Date” has the meaning set forth in Section 3.

“Colombian Approval” means the approval of ANH to the assignment of an undivided twelve and one-half percent (12.5%) of the right, title and interest of SK Energy in and to the License pursuant to Section 2.1(i) of the Farmout Agreement.

“Colombian Interest” means an undivided 12.5% interest in certain rights and obligations pursuant to the terms of the Farmout Agreement and related to the offer and award of Block CPO-4 by the National Hydrocarbon Agency of Colombia on December 5, 2009.

“Common Stock” means common stock of the Company, par value $0.001.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debentures” has the meaning set forth in recitals.

“Farmout Agreement” means that certain Farmout Agreement dated July 31, 2010 by and between SK Energy Co, Ltd. and BVI Sub.

“First Amendment to JOA” means that certain Amendment No. 1 to the Joint Operating Agreement for Block CPO-4 in Colombia effective on July 31, 2010 by and between SK Energy, HAEC and BVI Sub.

“Flow of Funds” means that certain Flow of Funds, dated as of the date hereof, in the form attached hereto as Exhibit E.

“GAAP” has the meaning set forth in Section 4.6.

“HAEC” means Houston American Energy Corp., a Delaware corporation.

“Interim Financing” means the anticipated one-time equity raise by the Company raised by the engagement of brokers operating through finders fees or similar means in the anticipated amount of not more than Ten Million Dollars ($10,000,000), to be raised mainly from existing investors of the Company during December 2010.

“Invoice” means the invoice from SK Energy to the Company attached hereto as Annex A.

“JOA” means the Joint Operating Agreement dated October 1, 2009, and effective as of May 31, 2009, by and between HAEC and SK Energy, as amended by that certain First Amendment to JOA.

“Korean Approval” means the approval of the Republic of Korea to the assignment of an undivided twelve and one-half percent (12.5%) of the right, title and interest of SK Energy in and to the License pursuant to Section 2.1(ii) of the Farmout Agreement.

“License” means the Contract for Exploration and Production No. 29 of 2008 Llanos Orientales – Area Occidental Block CPO-4 (Contrato de Exploración y Producción No. 29 de 2008 Llanos Orientales – Area Occidental CPO-4) dated December 18, 2008 by and between ANH and SK Energy.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company, BVI Sub and any other Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents, the Farmout Agreement or the JOA, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“New Financing” means funds received by the Company, BVI Sub or any other Subsidiaries which are arranged by a third-party engaged to raise gross proceeds of at least Twenty Million Dollars ($20,000,000) in the form of equity, equity equivalent, debt financing or any other source of funds, from one or more sources and from one transaction or a series of transactions, provided that such New Financing shall not include any funds received in respect of the Interim Financing.

“Purchase Price” means, in the aggregate, $3,800,000.

“Shares” has the meaning set forth in the recitals.

“SK Energy” means SK Energy CO., Ltd., a company organized under the laws of the Republic of Korea.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Debentures, the Stock Purchase Agreement, the Security Agreement, the Intercreditor Agreement, the Flow of Funds and such other documents and agreements executed in connection with this Agreement, related thereto and in support thereof.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.           Purchase and Issuance of the Debentures

2.1           Debentures.  Subject to the terms and conditions of this Agreement, on the Closing Date the Investors shall purchase, severally and not jointly, and the Company shall sell and issue to each of the Investors, a Debenture in the amount as set forth opposite each of the Investors’ name on the signature page attached hereto in exchange for the Purchase Price.

3.           Closing.  The closing (the “Closing”) of the purchase and sale of the Debentures shall take place as of the date hereof (such date being the “Closing Date”).  The Closing of the purchase and sale of the Debentures shall take place at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002.

3.1           Deliveries at Closing.  At, or prior to, the Closing, the Company shall:

a)	execute and deliver to the Investors this Agreement and the other Transaction Documents;

b)	deliver a fully executed Debenture to each Investor, registered in the names and amounts of the Investors as set forth on the signature pages attached hereto to the Investors; and

c)
execute and deliver to the Investors a certificate executed by an authorized officer of the Company providing copies of (i) the Company’s Articles of Incorporation; (ii) the Company’s Bylaws and (ii) resolutions duly adopted by the sole director of the Company authorizing the Company to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and certifying that each of the documents described clauses (i), (ii) and (iii) is a true and correct copy.

At the Closing, the Investors shall:

a)	Deliver to the Company the Purchase Price pursuant to the Flow of Funds solely to be applied as set forth therein; and

b)	Execute and deliver to the Company this Agreement and the other Transaction Documents.

3.2           Post Closing Deliveries.  The Company and the BVI Sub shall:

a)
Deliver to the Investors within ten (10) calendar days of the Closing Date, a certificate executed by an authorized director of BVI Sub providing copies of (i) BVI Sub’s Certificate of Incorporation; (ii) BVI Sub’s Memorandum and Articles of Association and (ii) resolutions duly adopted by the sole director of BVI Sub authorizing BVI Sub to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and certifying that each of the documents described clauses (i), (ii) and (iii) is a true and correct copy;

b)
Deliver to the Investors within ten (10) calendar days of the Closing Date, (i) a Letter of Resignation of Directors, undated and duly executed in blank by the sole director of the BVI Sub substantially in the form attached hereto as Exhibit E; (ii) an Acknowledgement and Undertaking, undated and duly executed in blank by the sole director of the BVI Sub substantially in the form attached hereto as Exhibit F; and (iii) resolutions of BVI Sub to amend the Memorandum and Articles Association of BVI Sub substantially in the form attached hereto as Exhibit G; and

c)
Deliver to the Investors within two (2) calendar days of the Closing Date, a favorable legal opinion, dated effective on or about the Closing Date, and in form and substance satisfactory to the Investors, from Brewer & Pritchard, P.C., legal counsel for the Company and BVI Sub.

4.           Representations and Warranties of the Company.  Each of the Company, BVI Sub and each of the other Subsidiaries hereby represents and warrants to the Investors that:

4.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  BVI Sub and each of the other Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  Each of the Company, BVI Sub and each of the other Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization.  The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Debentures.  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.  The Company has obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Debentures and the consummation of the other transactions contemplated by the Transaction Documents, all of which are in full force and effect

4.3           Valid Issuance.  The Debentures have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.4           Consents.  The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Debentures require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.  Subject to the accuracy of the representations and warranties of the Investors set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Debentures and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Debentures and the ownership, disposition or voting of the Debentures by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4.5           No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Debentures will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Articles of Incorporation or the Company’s Bylaws, or the organizational documents of BVI Sub or each of the other Subsidiaries, all as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, BVI Sub or any other Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company, BVI Sub or any other Subsidiary is a party or by which the Company, BVI Sub or any other Subsidiary is bound or to which any of their respective assets or properties is subject.

4.6           Financial Statements.  The Company’s financial statements set forth in its filings with the Securities and Exchange Commission present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”).  Except as set forth in the financial statements of the Company as described in the Company’s filings with the Securities and Exchange Commission, neither the Company, nor BVI Sub, nor any other Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.7           Judgments; litigation.  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued or, to the Company’s knowledge, threatened to be issued, and no action or proceeding shall have been instituted, or to the Company’s knowledge threatened to be issued, by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

4.8           Indebtedness.  Except as described in the Company’s filings with the Securities and Exchange Commission with an aggregate amount of $4,523,516, neither the Company, nor BVI Sub, nor any other Subsidiaries, has any indebtedness outstanding.

4.9           Colombian Interest, Farmout Agreement, JOA and License.

a)	BVI Sub is a party to the Farmout Agreement and the JOA and has a right and interest to the Colombian Interest, subject to the provisions set forth in the Farmout Agreement and the JOA;

b)	BVI Sub has the financial and technical capability or wherewithal to meet its financial and technical obligations under the Farmout Agreement and the JOA;

c)
No event has occurred which constitutes, or which with the giving of notice and/or lapse of time and/or a relevant determination, would constitute a contravention of, or default under, the Farmout Agreement, the JOA or the License.  There is no default under the Farmout Agreement or the JOA as of the date hereof.  No event has occurred which would have a Material Adverse Effect;

d)	The First Amendment to JOA satisfies all the requirements for transfer of the Colombian Interest including without limitation, as provided in Article 12 of the JOA;

e)	The Approvals are being diligently pursued and the Company and BVI Sub fully expect the Approvals will be received by the Cut-Off Date (as such term is defined in the Farmout Agreement); and

f)
Upon the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, BVI Sub shall have paid in full the Invoice and shall have satisfied, in full, all Past Costs (as such term is defined in the Farmout Agreement) and shall have satisfied, in full, all of the Premium (as such term is defined in the Farmout Agreement) up to and including the date hereof.  BVI Sub has paid all On-going Costs (as such term is defined in the Farmout Agreement) that are due and payable.  To the extent the payment of the Invoice is past due, such past due payment will be received by SK Energy without any adverse effect under the Farmout Agreement or the JOA.  The Farmout Agreement and the JOA are in full force and effect and neither the Company, nor the BVI Sub has received any notice to the contrary or any notice of default thereunder.

5.           Representations and Warranties of the Investors.  Each Investor, severally and not jointly, hereby represents and warrants to the Company that:

5.1           Organization and Existence.  If Investor is an entity, such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Debentures pursuant to this Agreement.  If Investor is a natural person, such Investor resides in the jurisdiction set forth on the signature pages affixed hereto and has all requisite authority to invest in the Debentures pursuant to this Agreement.

5.2           Authorization.  The execution, delivery and performance by Investor of the Agreement and the Transaction Documents to which Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3           Purchase Entirely for Own Account.  The Debentures to be received by Investor hereunder will be acquired for Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Debentures in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Debentures for any period of time.  Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience.  Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Debentures and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information.  Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Debentures.  Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, amend or affect Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6           Restricted Securities.  Investor understands that the Debentures are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  The Investor understands that the Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understanding of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire such securities.

5.7           Legends.  It is understood that, except as provided below, certificates evidencing the Debentures may bear the following or any similar legend:

(a)           “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.  Notwithstanding the foregoing, the securities may be pledged in connection with a bona fide margin account secured by the securities.”

(b)           If required by the authorities of any state in connection with the issuance of sale of the Debentures, the legend required by such state authority.

5.8           Accredited Investor.  Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9           No General Advertisement.  Investor did not learn of the investment in the Debentures as a result of any public advertisement, article, notice or other communication regarding the Debentures published in any newspaper, magazine or similar media or broadcast over television, radio or internet or presented at any seminar or other general advertisement.

5.10           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, BVI Sub or any other Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11           Patriot Act.  Neither Investor nor any of its Affiliates has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  None of the cash used to fund such Investor’s portion of the Purchase Price has been, or derived from, any activity that could cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

6.           Covenants and Agreements of the Company.

6.1           No Conflicting Agreements.  The Company, BVI Sub and any other Subsidiaries will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents.

6.2           Compliance with Laws.  The Company, BVI Sub and any other Subsidiaries will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

6.3           New Financing.  The Company will use its best efforts to obtain New Financing.

6.4           Colombian Interest, Farmout Agreement, JOA and License.  Until the repayment in full of the Debenture, the Company, BVI Sub and any other Subsidiaries will comply in all material respects with the terms and conditions of the Farmout Agreement and the JOA.  Until the repayment in full of the Debenture, the Company and BVI Sub shall not, without the prior written consent of the Investors, (i) sell, assign, gift, pledge or otherwise transfer any interest in the Farmout Agreement, the JOA or the Colombian Interest; (ii) enter into any contract, option or other agreement or understanding with respect to the transfer of any interest in the Farmout Agreement, the JOA or the Colombian Interest; or (iii) take any action which would adversely affect BVI Sub’s ability to perform its obligations under the Farmout Agreement, the JOA or adversely affect BVI Sub’s rights to the Colombian Interest or take any other action that will otherwise have a Material Adverse Effect.  The Company and BVI Sub shall take all reasonable action to pursue and complete the receipt of, or cause SK Energy to pursue and complete the receipt of, the Approvals.  Upon the payment of the Invoice, the Company and BVI Sub shall provide the Investors a copy of any receipt or any other documentation received from SK Energy confirming the payment of the Invoice.

6.5           Other Negative Covenants.  Until the repayment in full of the Debenture, the Company, BVI Sub and any other Subsidiaries shall not, unless such transaction is approved in writing by each Investor:

a)           Sell, lease, or otherwise dispose of all or substantially all of its assets;

b)           Dissolve, liquidate, or wind up its business;

c)           Conduct its business other than in its ordinary and usual course;

d)           Merge, consolidate with another entity or otherwise sell all, or substantially all, of its ownership interests to an unrelated third-party; or

e)           Without the prior written consent of the Investors, sell any equity, equity equivalent, or debt securities to third parties (other than Investors), except for the Interim Financing and the New Financing.

6.6.           Legal Fees.  On and as of the Maturity Date (as defined in the Debenture), Company agrees to pay in full all reasonable attorney’s fees and expenses of Porter Hedges LLP, legal counsel to the Investors, accrued and invoiced up to and including the Maturity Date.

7.           Survival and Indemnification.

7.1  Survival.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Investor, or acceptance of the Debenture and the Shares and payment therefore and shall survive until such time as the Debentures and Shares have been sold or redeemed in full in cash.  All covenants and indemnities made herein shall survive in perpetuity, unless otherwise provided in this Agreement.

7.2  Indemnification.  The Company agrees to indemnify and hold harmless the Investors and their Affiliates and their respective directors, officers, employees, representatives, counsels and agents from and against any and all losses, actions, proceedings, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person unless such action is based upon a breach of Investor’s representations, warranties or covenants under the Transaction Documents which causes a Material Adverse Effect on the Company or any conduct by Investors which constitutes fraud, gross negligence, willful misconduct or malfeasance related to the transactions contemplated by the Transaction Documents.  Notwithstanding the foregoing, the Company shall only indemnify an Investor in an amount not exceeding the Purchase Price.

7.3  Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 7.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

8.           Miscellaneous.

8.1           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Debentures in a private transaction without the prior written consent of the Company, after notice duly given by Investor to the Company provided, that no such assignment or obligation shall affect the obligations of Investor hereunder.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2           Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

8.3           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Gulf United Energy, Inc.
P.O Box 22165;
Houston, Texas 77227-2165
Attention: John B. Connally III

With a copy to:

Brewer & Pritchard, PC
3 Riverway, Ste. 1800
Houston, Texas 77056
Attention: Thomas Pritchard, Esq.

If to the Investors, to the addresses set forth on the signature page.

With a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: Ephraim del Pozo

8.5           Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.  In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

8.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Debentures purchased under this Agreement at the time outstanding, each future holder of all such Debentures, and the Company.

8.7           Publicity.  Except as required pursuant to any U.S. law, regulation, or order, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company or the Investors.

8.8           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.9           Entire Agreement.  THIS AGREEMENT, INCLUDING THE EXHIBITS AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, BOTH ORAL AND WRITTEN, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

8.10           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.11           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas located in Harris County and the United States District Court for the Southern District of Texas for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

                      8.12           Remedies Cumulative.  No failure or delay on the part of the Company or the Investor in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Investor at law, in equity or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	GULF UNITED ENERGY, INC.

By: /s/ John B. Connally
Name: John B. Connally III
Title: Chief Executive Officer

BVI Sub:	GULF UNITED ENERGY DE COLOMBIA LTD.

By: /s/ John B. Connally
Name: John B. Connally III
Title: Atty in fact

Investor #1:	JOHN EDDIE WILLIAMS, JR.

/s/ John Eddie Williams

Purchase Price: $1,900,000
Principal Amount of Debenture: $1,900,000

Address for Notice:
c/o Williams Kherkher Hart Boundas, LLP
8441 Gulf Freeway, Suite 600
Houston, Texas 77017-5051
Attention: John Eddie Williams, Jr.
Facsimile: 713.643.6226

Investor #2:	REESE MINERALS, LTD.
By: Reese Holdings, LLC, its general partner

By: /s/ Jordan Reese, III
Jordan W. Reese, III
Managing Manager

Purchase Price: $1,900,000
Principal Amount of Debenture: $1,900,000

Address for Notice:
P.O. Box 21838
Beaumont, Texas 77720
Attention: Jordan W. Reese, III
Facsimile: __________________

Signature Page to Purchase Agreement